Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER ENDED SEPTEMBER 30, 2010

SAN DIEGO, California, October 28, 2010 – ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended September 30, 2010. Revenue for the quarter ended September 30, 2010 was $282.0 million, a 14% increase (a 17% increase on a constant currency basis) over the quarter ended September 30, 2009. For the quarter ended September 30, 2010, income from operations was $66.4 million and net income was $56.7 million, an increase of 26% and 35%, respectively, compared to the quarter ended September 30, 2009. Diluted earnings per share for the quarter ended September 30, 2010 were $0.36, an increase of 33% compared to the quarter ended September 30, 2009.

SG&A expenses were $84.8 million for the quarter ended September 30, 2010, an increase of $8.0 million, or 10% (a 12% increase on a constant currency basis) over the quarter ended September 30, 2009. The increase in SG&A was primarily due to expenses necessary to support sales growth. SG&A costs were 30% of revenue in the quarter ended September 30, 2010, compared to 31% in the quarter ended September 30, 2009.

R&D expenses were $19.7 million for the quarter ended September 30, 2010, or 7% of revenue. R&D expenses increased by 10% (a 6% increase on a constant currency basis) compared to the quarter ended September 30, 2009. R&D expenses were negatively impacted by the depreciation of the U.S. dollar against the Australian dollar.

The company amortized acquired intangibles of $2.0 million ($1.4 million, net of tax) during the quarter ended September 30, 2010. Stock-based compensation costs incurred during the quarter ended September 30, 2010 of $8.4 million ($6.1 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and our employee stock purchase plan.

Inventory, at $214.2 million, increased by $28.6 million compared to June 30, 2010. Accounts receivable days sales outstanding, at 70 days, decreased by 1 day compared to June 30, 2010.

Kieran T. Gallahue, President and Chief Executive Officer, commented, “In the first quarter of fiscal 2011 we continued to show strong growth year-over-year across the globe. Our favorable mix of product sales and market share gains led to a 16% revenue increase in the Americas over the prior year’s quarter, resulting in $155.6 million in sales. Revenue outside the Americas increased by 13% to $126.4 million over the prior year’s quarter, or a 19% increase on a constant currency basis. Globally, our growth in flow generators was driven by strong sales of the new S9™ AutoSet and Elite products and the late quarter release of the S9 Escape series. Mask sales were strong this quarter across all markets. Operating profit for the September quarter was $66.4 million and cash flow from operations was $59.1 million, demonstrating excellent operating performance.

“The findings from recent clinical studies continue to demonstrate the importance of diagnosing and treating sleep-disordered breathing (SDB). There is abundant evidence supporting the correlation of SDB with heart failure, stroke, atrial fibrillation, diabetes, hypertension and even the dementia associated with Alzheimer’s disease. Increasingly, there is evidence coming to light that early intervention in the treatment of SDB may slow or prevent the progression of these co-morbidities. In addition, studies have been conducted at institutions such as Harvard Medical School showing that a lack of sleep negatively affects perception and judgment in the workplace, including the transportation industry, which can result in reduced efficiency, productivity and increased errors and accidents. The increase in awareness of the role that SDB plays in these costly and debilitating co-morbidities and in the reduction in workplace safety and productivity, should continue to be a major driver of market expansion.”

About ResMed

ResMed is a leading developer, manufacturer and distributor of medical equipment for treating, diagnosing, and managing sleep-disordered breathing and other respiratory disorders. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. US Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Website at www.resmed.com or by dialing (866) 783-2144 (domestic) or +1 (857) 350-1603 (international) and entering conference pass code no. 64219936. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 90239322.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended September 30,
	2010	2009
Net revenue	$282,012	$246,992
Cost of sales	108,058	96,814

Gross profit	173,954	150,178

Operating expenses
Selling, general and administrative	84,791	76,756
Research and development	19,739	17,914
Amortization of acquired intangible assets	2,030	1,845
Donation to Foundation	1,000	1,000

Total operating expenses	107,560	97,515

Income from operations	66,394	52,663

Other income, net:
Interest income, net	5,097	2,125
Other, net	5,063	3,118

Total other income, net	10,160	5,243

Income before income taxes	76,554	57,906
Income taxes	19,846	15,804

Net income	$56,708	$42,102

Basic earnings per share	$0.37	$0.28
Diluted earnings per share	$0.36	$0.27

Basic shares outstanding	151,474	150,788
Diluted shares outstanding	156,752	153,524

All share and per share information has been adjusted to reflect the two-for-one stock split effected in the form of a 100% stock dividend that was declared on August 5, 2010 and distributed on August 30, 2010.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	September 30, 2010	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$540,004	$488,776
Accounts receivable, net	225,836	226,911
Inventories	214,208	185,642
Deferred income taxes	14,525	14,112
Income taxes receivable	12,165	5,317
Prepaid expenses and other current assets	61,773	64,583

Total current assets	1,068,511	985,341

Property, plant and equipment, net	423,940	387,148
Goodwill	222,327	198,625
Other intangibles	49,985	30,925
Deferred income taxes	20,170	19,042
Other assets	7,297	5,316

Total non-current assets	723,719	641,056

Total assets	$1,792,230	$1,626,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	43,071	57,535
Accrued expenses	84,770	80,883
Deferred revenue	35,455	29,507
Income taxes payable	28,779	22,656
Deferred income taxes	440	402
Current portion of long-term debt	93,800	121,689

Total current liabilities	286,315	312,672

Non-current liabilities:
Deferred income taxes	11,344	10,793
Deferred revenue	14,741	12,755
Income taxes payable	2,985	2,641

Total non-current liabilities	29,070	26,189

Total liabilities	315,385	338,861

Stockholders’ Equity:
Common stock	606	605
Additional paid-in capital	684,696	660,185
Retained earnings	941,584	884,876
Treasury stock	(362,377)	(344,505)
Accumulated other comprehensive income	212,336	86,375

Total stockholders’ equity	1,476,845	1,287,536

Total liabilities and stockholders’ equity	$1,792,230	$1,626,397

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